Exhibit 99.1

HighPeak Energy, Inc. Announces Increase to the Company’s Borrowing Base

Fort Worth, Texas, October 18, 2022 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced that its bank group, led by Wells Fargo Bank, National Association, (“Wells Fargo Bank”) has increased the Company’s borrowing base to $550 million and aggregate elected commitments to $525 million.

Mr. Hightower, Chairman and Chief Executive Officer of HighPeak, said, “We thank all the members of our bank group for their continued support of HighPeak and its development plan through the substantial increase of our borrowing base. We are excited to add two new banks, including Wells Fargo Bank as the new lead bank and Amegy Bank, to our credit facility. We also want to specifically thank Fifth Third Bank, N.A. for their support and leadership over the last few years as the former lead bank of the facility, which has increased in size from an initial borrowing base of $40 million to $550 million today, and for their continued commitment in the credit facility.”

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.